Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Timothy A. Stuckey (“Consultant”) and The Greenbrier Companies, Inc. (“Greenbrier”) effective as of August 29, 2013. Consultant is retired from the position of President of Greenbrier’s wholly-owned subsidiary, Gunderson Rail Services LLC dba Greenbrier Rail Services (“GRS”) as of June 30, 2013 and will be retiring as an employee of Greenbrier effective as of August 28, 2013, and the parties desire to enter into this Agreement in order to provide for an orderly transition of functions and duties in connection with Consultant’s retirement. The parties hereby agree as follows:

1. Consulting Term. The “Consulting Term” will commence on August 29, 2013 and will extend for a period of one year unless terminated by either party upon not less than 30 days’ written notice.

2. Consulting Services. During the Consulting Term, Consultant will provide consulting services to Greenbrier to support GRS and other Greenbrier business (the “Consulting Services”), as directed by the President and Chief Executive Officer of Greenbrier (the “President”). Consultant is an Oregon resident and may work from his home; however, the parties anticipate that Consultant will be available travel to GRS facilities and to other destinations on Greenbrier business as necessary.

3. Consulting Fees. During the Consulting Term Greenbrier will pay Consultant a fee in the amount of $12,042 per month (the “Consulting Fee”). The parties anticipate that Consultant will provide Consulting Services averaging approximately 20 hours per week.

4. Insurance; Expenses; Use of Company Property. During the Consulting Term Greenbrier will continue to cover Consultant under Greenbrier’s group health plan, and will pay the cost of the premiums for such coverage. In addition, during the Consulting Term, Greenbrier will provide Consultant with a mobile telephone, iPad, automobile allowance and office support. Consultant will not be eligible to participate in or receive benefits under any other employee benefit or executive compensation plans or programs sponsored or maintained by Greenbrier or any of its subsidiaries. The foregoing sentence is not intended to affect any rights that Consultant may have to receive payment of any benefits that accrued to him while he was an employee of Greenbrier or any of its subsidiaries. For avoidance of doubt, the group health benefits continuation coverage period and automobile allowance continuation period provided for under Consultant’s Amended and Restatement Employment Agreement dated as of August 28, 2012 (the “Employment Agreement”) will begin as of the first day of the month following the end of the Consulting Term. Greenbrier will reimburse Consultant for all reasonable and ordinary business expenses incurred in the performance of Consulting Services under this Agreement, provided that Consultant properly accounts for such expenses in the manner prescribed by Greenbrier from time to time.

5. Independent Contractor Status. Consultant’s status will be that of an independent contractor, and nothing contained in this Agreement is intended to operate or be construed to create an employment relationship between the parties. Consultant will be solely responsible for determining the means and methods by which the Consulting Services are

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performed under this Agreement. Payment of all income, FICA and any other applicable taxes arising from Consultant’s performance under this Agreement will be the responsibility of Consultant.

6. Covenant Not to Compete.

(a) During the Restriction Period, Consultant will not directly or indirectly own (as an asset or equity owner), or be employed by or consult for, any business in direct competition with the Company in the same product or service lines in which the Company is engaged as of the effective date of this Agreement; provided that ownership of one percent (1%) or less of the outstanding stock of a publicly traded corporation will not be deemed to be a violation of this Agreement. The Restriction Period will commence on the effective date of this Agreement and will continue for a period following the end of the Consulting Term of 12 months plus the number of months this Agreement was in effect. For avoidance of doubt, it is the parties’ intent that the 12-month covenant not to compete provided for in Section 5 of the Employment Agreement will commence immediately following the end of the Consulting Term and will be extended for the number of months that this Agreement is in effect.

(b) Consultant acknowledges and agrees that a breach of any provision of this Section 6 will cause irreparable damage to Greenbrier and that in the event of such breach Greenbrier will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations under this Agreement. Any waiver by Greenbrier of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

7. Modification or Termination. This Agreement may be amended, modified or terminated only by mutual agreement of Consultant and Greenbrier. Any amendment or modification of this Agreement will be valid only if in a writing signed by both parties.

8. Severability. Each provision in this Agreement will be treated as a separate and independent clause, and the unenforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Agreement. Moreover, if one or more of the provisions contained in this Agreement for any reason is held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions will be construed by the appropriate arbitral or judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then exists.

9. Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of both parties and their respective successors, assigns, heirs and personal representatives. The obligations of the Consultant under this Agreement are personal and may not be assigned by Consultant.

10. Governing Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the laws of the State of Oregon without regard to choice of law rules. Any controversy or claim arising out of or relating to this Agreement will be settled by final and binding arbitration in Portland, Oregon, by a single, neutral arbitrator administered by

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the Arbitration Service of Portland, Inc. Any filing fee charged by the arbitrator initially and all arbitrator fees and hearing session fees that are required to be paid in advance will be paid by Greenbrier, pending a determination by the arbitrator of the prevailing party. Consultant is a resident of the state of Oregon. Greenbrier is headquartered in the state of Oregon. Consultant specifically agrees that the venue of any arbitration proceeding will be Portland, Oregon and specifically irrevocably consents and submits to the jurisdiction of any Oregon court with jurisdiction over the subject matter to compel arbitration under this Agreement or to enforce an arbitration award, and hereby waives any objection to jurisdiction and venue in any such court, and waive any claim that such forum is an inconvenient forum. Notwithstanding the provisions of this Section 10, nothing herein will prevent either party from bringing a claim in a court of competent jurisdiction to compel arbitration under this Agreement or to enforce an arbitration award.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

COMPANY:		CONSULTANT:

The Greenbrier Companies, Inc.

By:	/s/ Martin R. Baker	/s/ Timothy A. Stuckey
	Martin R. Baker Senior Vice President	Timothy A. Stuckey

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